Exhibit 10.10

FIRST AMENDMENT TO THE

ITT EDUCATIONAL SERVICES, INC.

AMENDED AND RESTATED 2006 EQUITY COMPENSATION PLAN

WHEREAS, the shareholders of ITT Educational Services, Inc. (the “Company”) approved the ITT Educational Services, Inc. Amended and Restated 2006 Equity Compensation Plan (the “Plan”) on May 7, 2013; and

WHEREAS, the Board of Directors of the Company now desires to amend the Plan in certain respects that do not require shareholder approval.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Subsection 10(d) of the Plan is hereby amended to read as follows:

(d) Period of Restriction. Except as otherwise provided in subsection (g) below, or pursuant to Section 20 in the event of a Change in Control or Subsidiary Disposition, an Award of Restricted Stock Units will be subject to one of the following two (2) Periods of Restriction depending, as the case may be, upon whether the Award is subject to time-based or performance-based restrictions:

(i) Time-Based Period of Restriction: Any Period of Restriction for an Award of Restricted Stock Units that is based solely on the passage of time will not be less than one (1) year, unless the Committee determines otherwise. Any such Period of Restriction may, at the discretion of the Committee, lapse on a pro-rated, graded or cliff basis (as specified in an Award Agreement).

(ii) Performance-Based Period of Restriction: Any Period of Restriction for an Award of Restricted Stock Units that is based on the achievement of Performance Measures will not be less than one (1) year, which period may, at the discretion of the Committee, lapse on a pro-rated, graded, or cliff basis (as specified in an Award Agreement).

2. This First Amendment to the Plan shall become effective upon its adoption by the Board of Directors of the Company.

Adopted by the Board of Directors of ITT

Educational Services, Inc. on October 20, 2014